Exhibit 99.2

CORPORATE PARTICIPANTS

John Jacunski

P.H. Glatfelter Company — SVP & CFO

Dante Parrini

P.H. Glatfelter Company — President & CEO

CONFERENCE CALL PARTICIPANTS

Debbie Jones

Analyst

PRESENTATION

Operator

Good morning. My name is Amanda and I will be your conference operator today. At this time, I would like to welcome everyone to the Glatfelter’s 2011 first-quarter earnings release conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions). I will now turn the call over to Mr. John Jacunski. You may begin your conference.

John Jacunski - P.H. Glatfelter Company — SVP & CFO

Thank you, Amanda. Good morning and welcome to Glatfelter’s first-quarter earnings conference call. This is John Jacunski. I am the Company’s CFO.

Before we begin our presentation, I have a few reminders. During our call this morning, we will use the term adjusted earnings, as well as other non-GAAP financial measures. A reconciliation of these financial measures to our GAAP-based results is included in today’s earnings release and in the investor slides.

We will also make forward-looking statements today that are subject to risks and uncertainties. I refer you to our 2010 Form 10-K filed with the SEC and available on our website for factors that could cause our actual results to differ materially from these forward-looking statements. These statements speak only as of today and we undertake no obligation to update them.

And finally, we have made available the slide presentation to accompany our comments on this morning’s call. You may access the slides on our website or through this morning’s webcast provider. With that, I will turn the call over to Dante Parrini, Glatfelter’s President and Chief Executive Officer.

Dante Parrini - P.H. Glatfelter Company — President & CEO

Thank you, John and good morning. Thank you for joining us to discuss Glatfelter’s 2011 first-quarter results. Earlier this morning, we issued our financial results for the quarter, which are summarized on slide 2. Our results for the quarter were very strong as we built on the momentum generated throughout 2010.

Adjusted earnings in the quarter increased 79% to $0.34 per diluted share compared to $0.19 per share in the same quarter of a year ago. We reported record sales this quarter of $397 million, reflecting 9% organic growth, improved selling prices and higher shipping volumes. When combined with significant benefits from our continuous improvement initiatives, we delivered a 62% increase in operating profit in the first quarter of 2011.

Composite Fibers delivered another record quarter both in terms of revenue and operating income. Demand was strong, particularly for tea and single serve coffee products as shipments for this business were up 8% and when combined with strong operating performance, margins expanded by 480 basis points, nearly doubling operating income.

Likewise, Specialty Papers delivered a strong quarter as it grew shipments and revenue and again outperformed the broader uncoated free sheet market. This unit’s operating income increased 40% as a result of improved pricing and operating performance.

We continue to succeed with our new business and new product development initiatives and our focus on continuous improvement has generated operating efficiencies and cost reductions that once again translated into consistent improvements in operating income.

During the first quarter, Advanced Airlaid Materials results improved and many of our initiatives are on track to generate meaningful benefits. We acquired this business midway through the first quarter of 2010, making year-over-year comparables less meaningful. On a sequential quarter comparison, operating income improved by 61% and shipments increased 9%. Although we have made progress with this business, further improvements are expected and I remain confident that our initiatives have us on the right path.

We continue to generate healthy free cash flow with $20 million in the first quarter despite a significant investment in working capital to support our growth. We also announced a $50 million share repurchase program last week, which I will comment more on later in this call.

Finally, before we get into the details on the first quarter, I want to comment on the dramatic improvement we have generated over the last few years in our EBITDA as shown on slide 3. Through the first quarter, on a trailing 12 month basis, our revenue has topped $1.5 billion for the first time and we continue to improve EBITDA and our margins. We are also seeing an increasing proportion of our revenue and profit coming from our growth businesses. We now have 44% of both revenue and profit coming from Composite Fibers and Advanced Airlaid Materials businesses. In my opinion, this progress serves to further validate the strategy we have been executing.

Let me stop here and turn the call over to John to provide more in-depth comments on this quarter’s results. John?

John Jacunski - P.H. Glatfelter Company — SVP & CFO

Thank you, Dante. I will start with slide 4, which shows a bridge of our adjusted earnings per share from the first quarter of 2010 to the first quarter of 2011. During the first quarter, we earned $16 million, or $0.34 per share on an adjusted earnings basis after excluding gains from the sale of timberlands and acquisition and integration costs.

The improvement in earnings reflects the solid performance of our business units during the quarter. Specialty Papers’ higher operating income contributed $0.10 per share. The profitability of Composite Fibers also improved significantly, adding another $0.10 per share to our earnings this quarter and our Airlaid business improved adding $0.02. Partially offsetting these favorable factors was higher professional fees, slightly higher interest expense and a small increase in our tax rate compared to last year’s first quarter.

As shown on slide 5, Specialty Papers’ operating income increased $6.3 million, or 40% during the quarter. This was driven by higher selling prices, improved operating efficiencies generated by our continuous improvement initiatives and a $1.6 million insurance recovery related to a third-quarter 2010 press roll failure. Specialty Papers’ net sales totaled $220.5 million, a 6% increase driven by higher selling prices and a 2.9% improvement in shipments, which again beat the broader uncoated free sheet market, which was down 3%.

Growth in shipments was led by an 8% increase in envelope. In addition, shipments to the forms market increased 18% while shipments of carbonless products were down 8%, in line with long-term market trends. Overall, book publishing shipments were off 3%, but trade book shipments increased 1% and engineered product shipments were also up 1%.

From a cost perspective, higher raw material and energy costs hurt operating results by $7.2 million. Input costs were up almost across the board with the most significant increases in energy, purchased pulp, starch and caustic.

Operationally, Specialty Papers’ facilities generally ran well this quarter with our continuous improvement initiatives generating a benefit of $2.4 million net of inflation and we once again operated near capacity.

Moving to Composite Fibers on slide 6, this business unit had an outstanding quarter, building on the momentum generated in 2010. In the first quarter, Composite Fibers reported record operating profit of $12.4 million, doubling its results from the 2010 first quarter. It substantially grew shipments and revenue, had success with implementing continuous improvement initiatives and significantly expanded margins.

From a revenue standpoint, Composite Fibers had a record quarter with shipments and net sales on a constant currency basis increasing 7.6% and 13.8% respectively. Shipments in food and beverage increased 14% year-over-year as a result of improved demand and share growth. We see continuing opportunities for growth in both tea products and single serve coffee applications.

Composite Laminate shipments increased 8% and Technical Specialties increase 27% reflecting market share gains and increased economic activity. And metalized shipments were off 5% due to weak demand and increased competition in the wet glue label market.

Operationally, Composite Fibers’ facilities had an exceptional quarter. With strengthening demand and additional market opportunities, we pushed our machines to test new levels of capacity and the operations responded very well. Total paper production increased 15% compared to the first quarter of last year and as a result, we built some inventory. This improved production had a cost benefit of approximately $1 million during the quarter and our continuous improvement efforts overall generated a $5.2 million benefit.

Turning to slide 7, Advanced Airlaid Material shipping volumes increased 9% compared with the fourth quarter of 2010. Operating profit totaled $1.7 million this quarter representing an increase of 61% compared to the fourth quarter. Increased selling prices of $700,000 more than offset the impact of higher input costs.

As we mentioned in our previous calls, we are implementing a number of initiatives to improve the profitability of this business. During the quarter, we began to see the impact of these initiatives and we expect to see these benefits build as we move through the remainder of 2011.

Turning back to a consolidated view, slide 8 outlines a few other financial highlights for the quarter, including a sale of some timberlands. During the first quarter, we sold 717 acres and recognized a $3.2 million pretax gain.

Moving to our cash flows on slide 9, you see we generated $20 million of free cash flow in the quarter. Our strong earnings helped our cash flow, but also required us to invest $28 million in working capital to support this growth. Most of this increase was attributable to increases in accounts receivable from higher revenues, but our DSO remains substantially unchanged from year-end. Our Q1 cash flow also includes $17.8 million from cellulosic biofuel and alternative fuel mixture credits.

Capital expenditures totaled $8.1 million in the first quarter of 2011 compared with $6.1 million in 2010. We continue to expect cap ex to be $60 million to $65 million for all of 2011 compared with total depreciation expense estimated at $68 million.

Our balance sheet remains strong as slide 10 summarizes. We finished the quarter with $116 million of cash, over $200 million available under our revolving credit facility, and our leverage remains low.

This concludes my remarks. I will now turn the call back to Dante.

Dante Parrini - P.H. Glatfelter Company — President & CEO

Thank you, John. Before we open the call for questions, I would like to provide some concluding comments. As we outlined in this morning’s release and on slide 11, for the second quarter, we are expecting to see generally favorable market conditions across most of our businesses with shipments improving in both Composite Fibers and Advanced Airlaid Materials compared to the first quarter. Specialty Papers shipments will be seasonally lower.

Inflationary pressures are expected to continue for the foreseeable future and we expect, in the near term, the pace of cost increases will likely outpace the timing of any additional price increases we are able to implement. We expect to be able to mitigate the impact of cost increases in the second quarter as we have done many times in the past by our commitment to cost control and continuous improvement initiatives.

Additionally, we will be completing our annual maintenance outages at both the Chillicothe, Ohio and Spring Grove, Pennsylvania facilities during the second quarter. These outages are expected to adversely impact second-quarter results by approximately $19 million to $20 million on a pretax basis, or $0.27 to $0.29 per share.

You heard this morning that Composite Fibers had a tremendous first quarter. This success resulted in a build in inventories that may need to be managed by reducing production volumes in the second quarter, which could negatively affect profitability when compared to the first quarter.

And with respect to our Airlaid business, we have made significant progress with our improvement initiatives and we expect to see increasing financial benefits from these efforts as we move through the remainder of 2011.

During this morning’s call, we commented on the growth of our businesses, which is the result of the successful ongoing execution of our growth strategy that consists of four core drivers; those being globalization, specialization, innovation and continuous improvement. I recently had the opportunity to meet with a number of our customers at an international trade show in Europe and received very positive feedback confirming that our innovation capabilities and customer focus continues to position Glatfelter as the supplier of choice in the global specialty markets.

We are maintaining our focus to expand our portfolio of capabilities to allow us to continue to grow revenue and increase margins. This has resulted in revenue generated from products that are new to the Company that will exceed 50% of total Company sales and we have done this for seven consecutive years. We hit this metric again in Q1 and we expect to maintain this level of performance going forward, providing further opportunity to grow our business.

Finally, last week, we announced a $50 million share repurchase program that we will be executing over the next year. This program reflects the progress we have made in improving the cash flow profile of our business over the last several years, as well as the confidence we have in our ability to sustain it. Notwithstanding the share buyback program, we have sufficient capacity to continue to invest in smart growth opportunities for our business.

At this time, I would like to open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). [Debbie Jones].

Debbie Jones Analyst

Hi, good morning. I was wondering if you could talk about that $1.6 million benefit in your Specialty Papers business. Were you guys expecting that? And it is not in your adjusted number, correct?

John Jacunski - P.H. Glatfelter Company — SVP & CFO

It is in our adjusted earnings number, yes, $0.34. We had the press roll failure in the third quarter of last year and we did collect some insurance settlement money in the fourth quarter, but it was not a final settlement. So we’ve reached final negotiation with the insurance carrier and collected $1.6 million. So we expected we would have some recovery, but the timing of when we would get it was uncertain and it happened to come in late in the first quarter.

Debbie Jones Analyst

Okay. And on the $7.2 million raw material hit, you mentioned higher chemical costs. Can you just break out what the various components were kind of by order of magnitude?

John Jacunski - P.H. Glatfelter Company — SVP & CFO

Sure. Probably the biggest item would be energy, which influences the delivery cost of materials. So our wood costs were up about $2.5 million during the quarter. That was the single biggest item certainly influenced by transportation costs. Starch was about $1 million, caustic was about $1 million and purchased pulp was about $1 million.

Debbie Jones Analyst

Okay. And I was just curious, in the Composite Fibers business, and by my math, that puts selling prices up about $170 per ton. Is that right? Am I doing that wrong because it shouldn’t be higher than we had expected.

John Jacunski - P.H. Glatfelter Company — SVP & CFO

Our price increases in Composite Fibers and really across the Company, whether they have been implemented or announced, have been about 3% to 6%, so that is about right. That is in the right ballpark.

Debbie Jones Analyst

Okay. Great. And I was just wondering, on the higher professional service fees, can you just talk a little bit more about that and how I should think about that going forward?

John Jacunski - P.H. Glatfelter Company — SVP & CFO

Sure. The higher professional service fees in the first quarter related to a number of different items. Some of it related to some legal costs related to the Fox River, as well as some other legal initiatives that we have had. It also related to some growth opportunities that we explored in Q1. Those things tend not to be all that predictable. We are certainly not in control of the pace of the Fox River litigation and growth opportunities appear obviously outside of our control. So a little bit difficult to give you guidance. I would expect that it may come down a little bit as we go forward, but it could also increase from quarter to quarter.

Debbie Jones Analyst

Okay. And last question, and then I will pass it on. But I was wondering if you could just break out the different components of your cap ex guidance I guess by segment.

John Jacunski - P.H. Glatfelter Company — SVP & CFO

I don’t have that with me. Certainly, I would say it is about low 30s for Specialty Papers, Composite Fibers is about 20 and Airlaid is about 10. I think that is about the ballpark.

Debbie Jones Analyst

Okay. All right, great, thank you.

Operator

(Operator Instructions). There are currently no questions in the queue at this time. I’ll turn the call back over to the presenters.

Dante Parrini - P.H. Glatfelter Company — President & CEO

Okay, thank you, Amanda and thank you all for joining us today. We appreciate your questions and your interest in Glatfelter. I look forward to speaking to you again after our second quarter. Have a good day.

Operator

This concludes today’s conference call. You may now disconnect.